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                                                                    EXHIBIT 99.0



FRIDAY January 19, 4:11 PM EASTER TIME

PRESS RELEASE

SOURCE: BOSTONFED BANCORP, INC.

BOSTONFED BANCORP, INC. ANNOUNCES RECORD 4TH QUARTER RESULTS AND PAYMENT OF $.13 PER SHARE DIVIDEND.

BURLINGTON, Mass., Jan. 19/PRNewswire/ -- BostonFed Bancorp, Inc. (AMEX: BFD - news; the "Company"), the parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced record fourth quarter net income of $2,319,000, or $.51 basic and $.48 diluted earnings per share, compared to net income of $2,275,000, or $.47 basic and $.46 diluted earnings per share for the fourth quarter of 1999. The current quarter's net income includes the results of Diversified Ventures, Inc., d/b/a Forward Financial Company and the results of Ellsmere Insurance Agency, Inc., (collectively "Forward Financial"), which the Company acquired on December 7, 1999, using the purchase method of accounting. For the year ended December 31, 2000, earnings amounted to a record $9.7 million, or $2.07 basic and $2.01 diluted earnings per share, compared to $8.6 million, or $1.78 basic and $1.71 diluted earnings per share for the year ended December 31, 1999. Diluted earnings per share improved 17.5%, compared to 1999's diluted earnings per share. The Company's return on average stockholders' equity was 10.7% for the year ended December 31, 2000, compared to 10.0% for the year ended December 31, 1999. Please see "Cash Earnings Summary" for a discussion of cash earnings during the above referenced periods.

Also, the Company announces the declaration of the payment of a quarterly cash dividend amounting to $.13 per share. The dividend is payable on or about February 14, 2001, to shareholders of record at the close of business on January 31, 2001.

During the fourth quarter of 2000, the Company completed a portion of its seventh 5% stock repurchase program, acquiring 107,200 shares at an average price of $19.26 per share. The Company had 33,399 shares remaining to be repurchased under this program and had 4,648,481 shares outstanding as of December 31, 2000. To date, the Company has repurchased a total of 29.6% of its outstanding shares.

Net interest income during the fourth quarter of 2000 was $10.2 million, compared to $8.6 million for the fourth quarter of 1999. For the year ended December 31, 2000, net interest income was $37.3 million compared to $33.5 million for the same period last year. The improvement in net interest income in both periods was the result of further balance sheet growth and improved interest rate spreads and margins resulting from the growth in higher yielding loans, including equity lines of credit, business loans, commercial real estate and construction loan portfolios. The net interest margin, at 3.37% for the three months ended December 31, 2000 was 31 basis points higher than last quarter and 40 basis points higher than last year's comparable period. A portion of the margin improvement was due to the issuance of $32.0 million of trust preferred securities during the second quarter of 2000 as the income from the


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reinvested proceeds is included in the margin calculation, but the trust preferred expense is included in other operating expenses, which are not included in the margin calculation. The net interest spread, which is only minimally impacted by the trust preferred securities, improved by 21 basis points in the current quarter, compared to the quarter ended September 30, 2000, and 29 basis points compared to the quarter ended December 31, 1999.

The provision for loan losses was $250,000 and $1.0 million, respectively for the quarter and year ended December 31, 2000, compared to $376,000 and $1.6 million for the comparable periods last year. The decrease in the provision was due to the continued low level of non-performing loans and improved coverage ratio of allowance for loan losses as a percent of loans. The allowance for loan losses was $11.4 million at December 31, 2000, compared to $10.7 million at December 31, 1999. These amounts represent 1,190% of non-performing loans and 1.07% as a percent of loans at December 31, 2000, compared to 1,428% and 1.01%, respectively, at December 31, 1999. The Company's non-performing assets totaled $1.1 million, or .08% of assets at December 31, 2000, compared to $1.1 million, or .09% of assets at December 31, 1999.

Total non-interest income increased to $2.8 million and $14.4 million, respectively for the three and twelve months ended December 31, 2000, compared to $2.0 million and $6.9 million, respectively for the three and twelve months ended December 31, 1999. Gain on sale of loans was the primary contributor to the increases. The current quarter's gain on sale of loans amounted to $1.4 million compared to $780,000 for the comparable quarter last year. The gain on sale of loans was higher due to the inclusion of $1.1 million of gain on sale of loans by Forward Financial during the current quarter, compared to $572,000 for the fourth quarter of 1999 as Forward Financial was acquired on December 7, 1999. For the year ended December 31, 2000, gain on sale of loans amounted to $9.0 million, compared to $3.0 million for the year ended December 31, 1999. The vast majority of the increase is due to the inclusion of $7.8 million of Forward Financial's gain on sale of loans. Income from bank owned life insurance ("BOLI") was $315,000 and $1.3 million for the three and twelve months ended December 31, 2000, respectively. The BOLI was purchased in July 1999 and provided income of $313,000 and $556,000 for the three and twelve months ended December 31, 1999, respectively. Other non-interest income increased to $395,000 for the quarter ended December 31, 2000 from $287,000 for the prior year comparable quarter due to increases in debit card fees, business loan fees and the inclusion of Forward Financial's other non-interest income for a full quarter. Increases in deposit service fees also contributed to the improvement in non-interest income for the current quarter and on a year to date basis.

Total non-interest expenses increased to $9.2 million for the quarter ended December 31, 2000 from $6.7 million for the quarter ended December 31, 1999 primarily due to the inclusion of a full quarter of Forward Financial's expenses in the current year's quarter. Compensation and benefits expense increased from $3.9 million for the fourth quarter of 1999 to $4.7 million for the current quarter primarily due to the inclusion of a full quarter of Forward Financial's compensation and benefits expenses and normal salary increases. For these same reasons, compensation and benefits increased to $20.1 million for the year ended December 31, 2000 from $15.0 million for last year's comparable period. Occupancy and equipment expenses increased from $852,000 for the quarter ended December 31, 1999 to $1.1 million for the current quarter. Advertising expense increased from $207,000 for the quarter ended December 31, 1999 to $281,000 for the current quarter and the year-to-date totals were similarly impacted. Real estate operations provided income of $257,000 in the year ended December 31, 2000 compared to income of $71,000 for the year ended December 31, 1999. The current year's income is larger due to income recognized in the dissolution of a real estate subsidiary of BFS. Other non-interest expenses were $1.5 million for the quarter ended December 31, 2000, compared to $1.1 million for the quarter ended December 31, 1999. The increase was primarily due to the inclusion of a full quarter of Forward Financial's non-interest expenses during the current quarter.

Income tax expense for the quarters ended December 31, 2000 and 1999 was $1.3 million and $1.1 million, respectively. The effective income tax rate was 36.4% during the current quarter, compared to 33.3% for the quarter ended December 31, 1999. Income tax expense was $5.3 million and $4.9 million for the years ended December 31, 2000 and 1999, respectively. The effective tax rates were 35.5% and 36.6%, respectively. The effective tax rate was lower during the current year due primarily to the effects of the investment in BOLI, which provides income that is not taxed at the state or federal level.



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Total assets at December 31, 2000 were $1.328 billion, compared to $1.254 billion at December 31, 1999, an increase of $74.0 million, or 5.9%. Asset growth was primarily attributable to a $41.3 million increase in mortgage-backed securities held to maturity and a $16.0 million increase in cash and cash equivalents. Mortgage-backed securities held to maturity increased due to the securitization of $51.0 million of loans into Federal Home Loan Mortgage Corporation ("FHLMC") securities. Cash and cash equivalents increased due primarily to a stronger savings deposit inflow at this year-end compared to late December of 1999 and higher balances in overnight deposits. Investment securities available for sale increased by $10.2 million to $63.4 million at December 31, 2000 from a balance of $53.2 million at December 31, 1999.

Deposit accounts increased by $79.6 million, or 10.3%, from a balance of $770.0 million at December 31, 1999 to a balance of $849.6 million at December 31, 2000. The increase includes $20.8 million of deposits from the Company's new Woburn Office. Also, there was a net reduction of $17.8 million of wholesale brokered certificates of deposit. Deposit growth was believed to be enhanced by the run-off from other institutions caused by the disruptive effects of consolidation in the Company's primary market area. Federal Home Loan Bank advances and other borrowings decreased by $43.2 million, to a balance of $344.3 million at December 31, 2000 from a balance of $387.6 million at December 31, 1999.

The Company's issuance of corporation-obligated mandatorily redeemable capital securities ("trust preferred securities") totaled $32.0 million at December 31, 2000 as a result of the $10.0 million issuance of trust preferred securities on July 26, 2000 and $22.0 million issuance of trust preferred securities on September 22, 2000. All but a small percentage of the trust preferreds are includable in regulatory capital calculations.

Total stockholders' equity was $89.9 million at December 31, 2000, compared to $85.7 million at December 31, 1999 and on a per share basis, the book value was $19.82 and $17.88, respectively. The stockholders' equity to total assets ratio of the Company was 6.8% at December 31, 2000 and 1999.

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                             BOSTONFED BANCORP, INC.
                              Cash Earnings Summary

Cash earnings represent the amount by which tangible stockholder's equity changes each period due to operating results, which include reported earnings plus the non-cash charges, net of taxes, for the amortization and appreciation of allocated shares in the Company's Employee Stock Ownership Plan ("ESOP"), stock-based incentive plans ("SIP"), and amortization of goodwill. A reconciliation of reported earnings and cash earnings for the three and twelve months ended December 31, 2000 and 1999 is as follows:

                                         Three Months Ended              Twelve Months Ended
                                      12-31-00        12-31-99        12-31-00        12-31-99
                                           (Dollars In Thousands Except Per Share Amounts)
Reported Income                       $  2,319        $  2,275        $  9,710        $  8,568

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
Add:
   ESOP Expense                            127             292             950           1,296
   SIP Expense                              38              71             236             358
   Goodwill                                354             125           1,406             284

Deduct:
   Tax on ESOP                             (15)            (77)           (240)           (302)
   Tax on SIP                              (15)            (28)            (95)           (143)
   Tax on Goodwill                        (120)            (27)           (475)            (27)

Cash Earnings                         $  2,688        $  2,631        $ 11,492        $ 10,034

Resultant Cash Earnings Data:

   Basic Earnings Per Share           $   0.59        $   0.55        $   2.45        $   2.08
   Diluted Earnings Per Share         $   0.56        $   0.53        $   2.38        $   2.01
   Return on Assets (annualized)          0.82%           0.86%           0.89%           0.84%
   Return on Equity (annualized)         11.58%          12.03%          12.69%          11.71%

Cash earnings indicate the addition to tangible capital, which measures the Company's capacity for growth, ability to execute share repurchases or pay dividends. As indicated above, cash earnings for the quarter ended December 31, 2000 amounted to $2.7 million, or $369,000 more than reported earnings. For the year ended December 31, 2000, cash earnings amounted to $11.5 million, or $1.8 million more than reported earnings.

                             BOSTONFED BANCORP, INC.

Consolidated Balance Sheets                                          December 31,       December 31,
                                                                         2000               1999
                                                             (Dollars In Thousands Except Per Share Amounts)
                                                                               (Unaudited)
Assets
Cash and cash equivalents                                            $    50,675        $    34,696
Investment securities available for sale                                  63,421             53,203
Investment securities held to maturity                                     2,304              2,304
Mortgage-backed securities available for sale                             15,372             15,540
Mortgage-backed securities held to maturity                               55,283             13,941
Mortgage loans held for sale                                              12,816             16,174
Loans, net of allowance for loan losses                                1,036,435          1,032,594
Accrued interest receivable                                                7,375              6,267
Stock in FHLB of Boston & Federal Reserve Bank                            20,649             20,311
Premises and equipment                                                    10,647              8,212
Real estate owned                                                            145                376
Goodwill                                                                  19,195             19,519
Other assets                                                              33,465             30,516
              Total assets                                           $ 1,327,782        $ 1,253,653

Liabilities and Stockholders' Equity
Liabilities:
  Deposit accounts                                                   $   849,647        $   770,049
  Federal Home Loan Bank Advances & Other Borrowed Money                 344,334            387,555
  Advance payments by borrowers for


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
    taxes and insurance                                                    2,864              3,298
  Other liabilities                                                        9,024              7,047
              Total liabilities                                        1,205,869          1,167,949
Corporation-obligated mandatorily redeemable capital securities           32,000                  0
Stockholders' equity;
  Common stock and additional paid-in-capital                             67,604             67,264
  Retained earnings                                                       57,696             50,481
  Accumulated Other Comprehensive Income(Loss)                                88             (1,485)
  Less unallocated ESOP shares                                            (1,058)            (1,663)
  Less unearned 1996 Stock-Based Incentive Plan                             (136)              (361)
  Less Treasury Stock                                                    (34,281)           (28,532)
         Total stockholders' equity                                       89,913             85,704
              Total liabilities and stockholders' equity             $ 1,327,782        $ 1,253,653

Selected Financial Highlights --
         (At End of Period)
  Total stockholders' equity to total assets                                 6.8%               6.8%
  Market value per share                                             $     20.88        $     15.88
  Book value per common share                                        $     19.82        $     17.88
  Number of shares outstanding                                         4,648,481          4,973,081
  Non-performing loans                                               $       956        $       746
  Real estate owned                                                  $       145        $       376
  Total non-performing assets                                        $     1,101        $     1,122
  Total non-performing assets as a percent of
      total assets                                                          0.08%              0.09%
  Allowance for loan losses                                          $    11,381        $    10,654
  Allowance for loan losses as a percent of
      non-performing loans                                               1190.48%           1428.15%
  Allowance for loan losses as a percent of
      non-performing assets                                              1033.70%            949.55%
  Allowance for loan losses as a percent of loans                           1.07%              1.01%
  Total loans serviced for others                                    $   886,629        $   784,897

Consolidated Statements of Income

                                                       Three Months Ended              Twelve Months Ended
                                                          December 31,                     December 31,
                                                      2000            1999             2000             1999
                                                                          (In Thousands)
                                                                           (Unaudited)
Interest income:
  Loans                                            $  21,198       $  18,944        $  80,960        $  73,096
  Mortgage-backed securities                           1,185             472            4,393            2,154
  Investment securities                                1,712           1,522            6,481            5,486
    Total interest income and dividend income         24,095          20,938           91,834           80,736
Interest expense:
  Deposit accounts                                     8,422           6,826           31,725           25,872
  Borrowed funds                                       5,429           5,560           22,764           21,336
    Total interest expense                            13,851          12,386           54,489           47,208
Net interest income                                   10,244           8,552           37,345           33,528
Provision for loan losses                                250             376            1,000            1,626
  Net interest income after provision                  9,994           8,176           36,345           31,902
Non-interest income:
  Deposit service fees                                   529             449            1,961            1,742
  Loan processing and servicing


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
     fees                                                173             146              661              583
  Gain on sale of loans                                1,428             780            9,009            3,017
  Income from bank owned life insurance                  315             313            1,267              556
  Other                                                  395             287            1,456            1,046
    Total non-interest income                          2,840           1,975           14,354            6,944
Non-interest expense:
  Compensation and benefits                            4,662           3,895           20,073           14,955
  Occupancy and equipment                              1,096             852            4,256            3,284
  Data processing                                        398             448            1,513            1,589
  Advertising expense                                    281             207            1,051              691
  Federal deposit insurance premiums                      43              91              164              368
  Real estate operations                                   7              (4)            (257)             (71)
  Amortization of Goodwill                               354             125            1,406              284
  Capital Securities                                     881               0            1,138                0
  Other                                                1,466           1,124            6,301            4,233
    Total non-interest expense                         9,188           6,738           35,645           25,333
Income before income taxes                             3,646           3,413           15,054           13,513
Income tax expense                                     1,327           1,138            5,344            4,945
Net income                                         $   2,319       $   2,275        $   9,710        $   8,568

Selected Financial Highlights--
     (For the periods ending)
  Basic earnings per share                         $    0.51       $    0.47        $    2.07        $    1.78
  Diluted earnings per share                       $    0.48       $    0.46        $    2.01        $    1.71
  Return on average assets(annualized)                  0.72%           0.74%            0.75%            0.72%
  Return on average stockholders'
        equity(annualized)                             10.00%          10.40%           10.72%           10.00%
  Net interest rate spread(annualized)                  2.95%           2.66%            2.80%            2.59%
  Net interest margin(annualized)                       3.37%           2.97%            3.11%            2.97%
  Mortgage loan originations
      (Dollars in Thousands)                       $ 118,019       $ 104,365        $ 451,872        $ 568,793

SOURCE: BOSTONFED BANCORP, INC.



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